UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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American Eagle Outfitters, Inc.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

June 12, 2007

and

PROXY STATEMENT

IMPORTANT

Please mark, sign and date the enclosed proxy and promptly return it in the envelope provided.

No postage is necessary if mailed in the United States.

American Eagle Outfitters, Inc.

150 Thorn Hill Drive

Warrendale, Pennsylvania 15086-7528

724-776-4857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2007

May 2, 2007

To the Stockholders of

American Eagle Outfitters, Inc.:

The 2007 Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation, will be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on June 12, 2007, at 11:00 a.m., local time, for the following purposes:

1.	To elect four Class III directors to serve until the 2010 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	To amend the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock from 250 million to 750 million;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors

Neil Bulman, Jr.

Secretary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 12, 2007

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 12, 2007, at 11:00 a.m., local time, at the Loews Regency Hotel, 540 Park Avenue, New York, New York and at any adjournment thereof. It is being mailed to the stockholders on or about May 2, 2007. (“We,” “our,” and the “Company” refer to American Eagle Outfitters, Inc.)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 16, 2007, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 220,315,491 shares of Common Stock, with $.01 par value, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What am I voting on?

There are three matters scheduled for a vote at the Annual Meeting:

1.	Election of four Class III directors to serve until the 2010 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	Amendment of the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock from 250 million to 750 million; and

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote FOR each of the nominees for director listed in this Proxy Statement, FOR approval of the amendment to the Certificate of Incorporation, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

How do I vote my shares?

If your shares are registered directly in your name (you are a “registered stockholder”), you may complete and sign the enclosed proxy card and return it in the pre-paid envelope. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (in “street name”), you should receive a voting instruction form along with this Proxy Statement. You should follow the instructions on that form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my vote after I return my proxy card?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice to the Company (Attention: Neil Bulman, Jr., Secretary), by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 220,315,491 shares of Common Stock outstanding and entitled to vote. Therefore, 110,157,746 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will be counted towards the quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the election of directors and the ratification of the appointment of an independent registered public accounting firm, but not on non-routine matters, which includes amendment of the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock.

What vote is required to approve each proposal?

Once a quorum is established, directors are elected by a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. Properly executed proxies marked “Withhold Authority” and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Amendment of the Certificate of Incorporation requires the affirmative vote of the majority of the shares of Common Stock present at the meeting, in person or by proxy.

Appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of Common Stock voting on the matter is required for approval. For purposes of determining the number of shares of Common Stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telegram, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year’s Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 7, 2008 and no later than April 9, 2008, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance, Other Governance Documents.”

Additionally, you may recommend a nominee for consideration by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below under the “Nominating Committee” section.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2008 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Secretary) by January 2, 2008. We may omit from the proxy statement and form of proxy any proposals that are not received by the Secretary by January 2, 2008. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2008 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received before March 7, 2008 or after April 9, 2008. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the Securities and Exchange Commission (the “SEC”).

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows, as of March 15, 2007, certain information with regard to the beneficial ownership of our Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each nominee for director; (iv) each executive officer named in the summary compensation table below; and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common Stock (1)	Right to Acquire (2)	Total	Percent (3)
5% Beneficial Owners
Barclays Global Investors, N.A. (4)	23,822,363	—	23,822,363	10.5%
Geraldine Schottenstein (5)	15,768,682	—	15,768,682	7.0%
Jay L. Schottenstein (5)	12,775,762	1,545,172	14,320,934	6.3%

Directors and Executive Officers
Jon P. Diamond (5)	4,694,020	25,313	4,719,333	2.1%
Joan Holstein Hilson	24,824	27,500	52,324	*
Michael G. Jesselson	280,799	2,813	283,612	*
Alan T. Kane	557	—	557	*
Roger S. Markfield	140,055	2,733,991	2,874,046	1.3%
Susan P. McGalla	81,308	115,000	196,308	*
Cary D. McMillan	—	—	—	*
James V. O’Donnell	1,107,060	1,717,200	2,824,260	1.2%
Janice E. Page	7,093	21,634	28,727	*
J. Thomas Presby	6,291	—	6,291	*
Katherine J. Savitt	11,263	29,300	40,563	*
Jay L. Schottenstein (5)	12,775,762	1,545,172	14,320,934	6.3%
Gerald E. Wedren	12,977	25,313	38,290	*
Larry M. Wolf	1,093	27,269	28,362	*
All directors, nominees and executive officers as a group (18 in group)	18,921,366	6,397,055	25,318,421	11.2%

*	Represents less than 1% of the Company’s shares of Common Stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned.

(2)	Includes shares for options exercisable within 60 days of March 15, 2007 as well as total share units.

(3)	Percent is based upon the 220,145,869 shares outstanding at March 15, 2007, 6,393,143 shares as to which the directors and executive officers have the right to acquire upon options exercisable within 60 days of March 15, 2007 and 3,912 share units.

(4)	In a Schedule 13G filed with the SEC on March 9, 2007, Barclays Global Investors, N.A. (“Barclays”), Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited reported beneficial ownership of 23,822,363 shares as follows:

Name	Sole Voting Power	Sole Dispositive Power
Barclays	16,900,269	19,215,546
45 Fremont Street San Francisco, CA 94105

Barclays Global Fund Advisors	2,304,442	2,304,442
45 Fremont Street
San Francisco, CA 94105

Barclays Global Investors, LTD	1,163,155	1,163,155
1 Royal Mint Court
London, England EC3N 4HH

Barclays Global Investors Japan Trust and Banking Company Limited	195,459	195,459
Ebisu Prime Square Tower 8th Floor
1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan

Barclays Global Investors Japan Limited	943,761	943,761
Ebisu Prime Square Tower 8th Floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-8402 Japan

(5)	Members of the Schottenstein-Deshe-Diamond families (the “families”) beneficially own a total of 29,957,733 shares of the Company, or approximately 13% as of March 15, 2007. Family members include Geraldine Schottenstein, Jay Schottenstein, Ann Deshe, Susan Diamond, Lori Schottenstein, Saul Schottenstein, and each of their spouses if married, including Jon Diamond. Geraldine Schottenstein is the mother and Saul Schottenstein is the uncle of Jay Schottenstein, Ann Deshe, Susan Diamond and Lori Schottenstein. The families own all of the stock of SEI, Inc. Jay Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 69.9% of SEI, Inc. Accordingly, he may be deemed to be the beneficial owner of the 6,979,994 shares of the Company held by SEI, Inc., and they are included under his name in the table. Jay Schottenstein has shared voting power as trustee or trust advisor of trusts that own 5,764,903 shares and has shared power to sell as trustee of a trust that owns 245,406 shares. Geraldine Schottenstein has sole voting power and power to sell as trustee of a trust that owns 4,649,148 shares, shares voting power and has sole power to sell as trustee of trusts that own 15,523,274 shares, and shares voting power and the power to sell as trustee of a trust that owns 245,406 shares, and in each case all of the shares are included under her name in the table. Ann Deshe has shared voting power as trustee or trust advisor of trusts that own 8,950,962 shares and of this amount, has sole power to sell as trustee of a trust that owns 3,596,331 shares. Susan Diamond has shared voting power as trust advisor of a trust that owns 3,596,331 shares and has sole voting power and power to sell as trustee of a trust that owns 727,218 shares. The business address for each of SEI, Inc. and the members of the Schottenstein-Deshe-Diamond families is 1800 Moler Road, Columbus, OH 43207-1698.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board of Directors fixed the size of the board at ten directors and nominated four candidates, three of whom are currently directors of the Company, to be elected as Class III directors at the Annual Meeting. Class III directors serve for three-year terms ending at the 2010 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class I and Class II directors expire at the annual meetings to be held in 2008 and 2009, respectively.

The enclosed proxy, if returned duly executed and not revoked, will be voted as specified in the proxy, or if no instructions are given will be voted FOR each of the nominees listed below. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee, in which event the proxy will be voted FOR such substitute nominee. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

Certain information regarding each nominee and incumbent director is set forth below as of March 31, 2007, including age, principal occupation, a brief description of business experience during at least the last five years, and other directorships.

Information Regarding Nominees for Class III Directors with Terms Expiring in 2010

Jon P. Diamond, age 49, has been a Director of the Company since November 1997. He has served Safe Auto Insurance Company, a property and casualty insurance company, as Vice Chairman since November 2004, as President and Chief Operating Officer since 1996 and as Executive Vice President and Chief Operating from 1993 to 1996. Mr. Diamond served as Vice President of Schottenstein Stores Corporation, a private company owned by the Schottenstein-Deshe-Diamond families (“SSC”), from March 1987 to March 1993 and served in various management positions with SSC since 1983. He also serves on the Board of Directors of Retail Ventures, Inc. (“RVI”), formerly Value City Department Stores, Inc., a company that operates a chain of off-price department stores which is 51% beneficially owned by SSC, with the remaining shares publicly-held and traded on the New York Stock Exchange.

Alan T. Kane, age 65, has been a Director of the Company since January 2007. Mr. Kane has served as Dean of the School of Business and Technology at the Fashion Institute of Technology (FIT) since 2005. Mr. Kane also served as Professor of Retailing at the Columbia University Graduate School of Business from 1997 to 2006. Before joining the faculty at Columbia, Mr. Kane spent 28 years in the retailing industry with Federated Department Stores, The May Company, Grossman’s Inc. and a privately held retailer. He also serves on the Board of Directors of Circuit City Stores Inc.

Cary D. McMillan, age 49, has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President and on the Board of Directors of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to May 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. He also serves on the Board of Directors of McDonald’s Corporation and Hewitt Associates, Inc.

James V. O’Donnell, age 66, has served as Chief Executive Officer of the Company since November 2003 and prior thereto as Co-Chief Executive Officer of the Company since December 2002 and as Chief Operating Officer for the Company since December 2000. Mr. O’Donnell became a member of the Board in December 2000. Prior to joining the Company, since December 1999, he served as President and Chief Operating Officer of Lyte, Inc., a retail technology services company. From 1997 to 2000, Mr. O’Donnell served as Director of Merchant Banking for Colmen Capital Advisors, Inc., and as a Project Consultant for the C. Everett Koop Foundation. From 1992 to 1997, Mr. O’Donnell was an owner and Chief Executive Officer of Computer Aided

Systems, Inc. From 1980 to 1992, Mr. O’Donnell held various executive positions at The Gap Inc., and from 1987 to 1992, he was a member of the Board of Directors and was Executive Vice President. From 1989 to 1992, he served as Chief Operating Officer of The Gap Inc. Mr. O’Donnell is also a member of the Advisory Board to the Villanova School of Nursing.

The Board of Directors recommends that the stockholders vote “FOR” each of the nominees for Director.

Information Regarding Class I Directors with Terms Expiring in 2008

Michael G. Jesselson, age 55, has served as a Director of the Company since November 1997. Mr. Jesselson is President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City. He also serves on the Board of Directors of a number of nonprofit institutions.

Roger S. Markfield, age 65, is a non-executive officer employee of the Company and has served as a Director since March 1999. Prior to February 4, 2007, he served the Company as Vice-Chairman since November 2003, as President from February 1995 to February 2006, and as Co-Chief Executive Officer of the Company from December 2002 to November 2003. Mr. Markfield also served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to February 1995. Prior to joining the Company, he served as Executive Vice President-General Merchandising Manager for the Limited Division of The Limited, Incorporated, a large national specialty retailer from May 1992 to April 1993. From 1969 to 1976 and from 1979 to 1992, he was employed by R.H. Macy & Co., a national retailer operating department and specialty stores, as a Buyer in Boys’ Wear rising to the office of President of Corporate Buying-Mens. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for the Gap Stores, Inc.

Jay L. Schottenstein, age 52, has served as Chairman of the Company and its predecessors since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served SSC as President since 2001 and Chairman of the Board and Chief Executive Officer since March 1992. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. He has also served as Chairman since March 1992 and as Chief Executive Officer from July 1999 through December 2000 and from April 1991 through July 1997 of RVI. Mr. Schottenstein has also served since March 2005 as Chairman of the Board and Chief Executive Officer of DSW, Inc. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. Jay L. Schottenstein is the brother-in-law of Jon P. Diamond.

Information Regarding Class II Directors with Terms Expiring in 2009

Janice E. Page, age 58, has served as a Director of the Company since June 2004. Prior to her retirement in 1997, Ms. Page spent twenty-seven years in retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. Ms. Page is currently a private investor. She also serves on the Board of Directors of Kellwood Company and R.G. Barry Corporation.

J. Thomas Presby, age 67, has been a Director of the Company since December 2005. Prior to his retirement in June 2002, Mr. Presby spent 30 years with Deloitte Touche Tohmatsu, an international accounting and consulting firm, holding various positions including Deputy Chief Executive Officer from 2001 to 2002, Deputy Chairman and Chief Operating Officer from 1995 to 2001 and Chief Executive Officer in Europe and Central Europe from 1990 to 1995. Mr. Presby also serves as a Director and Audit Committee Chair of Tiffany & Co., First Solar, Inc., World Fuel Services, Inc., TurboChef Technologies, Inc. and AMVESCAP Plc.

Gerald E. Wedren, age 70, has been a Director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During the fiscal year ended February 3, 2007 (“Fiscal 2006”), the Board of Directors met eight times. During Fiscal 2006, all members of the Board of Directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. It is the expectation of the Company that all incumbent directors and the nominee for director attend the Annual Meeting of Stockholders. All incumbent members of the Board of Directors were present at our 2006 Annual Meeting.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who are not employees of the Company. In addition, the Company reimburses travel expenses to attend Board and committee meetings and reimburses for director continuing education expenses.

Fiscal 2006 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
	(2)	(3)
Jon P. Diamond	$55,000	$74,968	$129,968
Michael G. Jesselson	$110,000	$74,968	$184,968
Alan T. Kane (4)	$13,500	$18,041	$31,541
Robert R. McMaster (5)	$28,250	—	$28,250
Janice E. Page	$127,000	$74,968	$201,968
J. Thomas Presby	$113,500	$74,968	$188,468
Jay Schottenstein (6)	$277,196	$150,013	$427,209
Gerald E. Wedren	$125,000	$74,968	$199,968
Larry M. Wolf (7)	$95,000	$74,968	$169,968

(1)	Fiscal 2006 refers to the fifty-three week period ended February 3, 2007.

(2)	Amounts represent fees paid during Fiscal 2006. Directors who are not employees of the Company are paid a retainer of $55,000 per year, payable in installments on the first business day of each calendar quarter. Non-employee directors who serve on a Board committee receive a retainer of $20,000 per year for each committee, paid in installments on the first business day of each calendar quarter. Non-employee directors who serve as committee chairs receive an additional retainer, also paid in installments on the first day of each calendar quarter, as follows: $18,000 per year for the Audit Committee; $15,000 per year for the Compensation Committee; and $12,000 per year for the Nominating Committee.

(3)	Beginning on July 1, 2006, under the Company’s 2005 Stock Award and Incentive Plan, directors who are not employees of the Company receive an automatic stock grant of a number of shares equal in value to $25,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter.

Effective December 30, 2005, directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. From July 2006 to December 2006, Ms. Page and Mr. Wolf elected to defer their quarterly share retainers in accordance with the Director Deferred Compensation Agreement (the “Agreement”) until the date of a distribution event as described in the Agreement.

(4)	Mr. Kane was elected to the Board in January 2007. Accordingly, his compensation is pro-rated based on the date of election.

(5)	Mr. McMaster served on the Board of Directors until the 2006 Annual Meeting held on June 13, 2006.

(6)	In connection with his services as our Chairman, Mr. Schottenstein receives compensation of $275,000 per year and a 401(k) contribution of $2,196. Additionally, beginning on July 1, 2006, under the Company’s 2005 Stock Award and Incentive Plan, Mr. Schottenstein receives an automatic quarterly stock grant of a number of shares equal in value to $50,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter.

(7)	Mr. Wolf is not standing for re-election at the 2007 Annual Meeting of Stockholders.

Until June 2005, non-employee directors received an automatic quarterly grant of options to purchase shares of common stock. At February 3, 2007, the aggregate number of option awards outstanding was: Mr. Diamond—25,313 shares; Mr. Jesselson—2,813 shares; Ms. Page—19,688 shares; Mr. Wedren—25,313 shares; and Mr. Wolf—25,313 shares. Mr. Schottenstein also received various stock options awards prior to June 2005, as determined by the Compensation Committee, and awards for 1,560,172 shares remain outstanding.

In June 2005, the Board of Directors determined that each director should own common stock of the Company and established the following ownership guidelines. Within three years of joining the Board or the implementation of the ownership guidelines, each director must hold stock of the Company worth at least four times the current annual cash base retainer amount, or currently $220,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available on the Company’s website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance.” Copies of the charters are also available upon written request.

The Board has determined that the directors that are members of each standing committee, as well as Mr. Cary McMillan, a nominee for director, are independent as defined in the applicable rules of the New York Stock Exchange. In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether any family member of the director is or has been in any of the past three years an employee, director, or nominee for director of the Company;

•

Whether the director or any family member of the director is a partner, controlling shareholder, director, trustee, or executive officer of any organization (including charitable or non-profit organizations) to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the recipient’s gross revenues or $200,000, whichever is more, in the current year or any of the past three fiscal years;

•	Whether the director is or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•	Whether the director is or has been in the past three years, a partner of, employee of, or affiliated with, an accounting firm;

•

Whether the director or any of the director’s family members accepted any payment from the Company or any of its Subsidiaries or affiliates in excess of $10,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service, payments arising solely from investment in the Company’s securities, compensation paid to a family member who is a non-executive employee of the Company or one of its Subsidiaries, or benefits under a tax-qualified retirement plan; and

•

Whether there are any relationships which exist between the director, the director’s family member(s), or an entity controlled by the director or the director’s family member(s) and the Company’s other directors or officers (other than in their capacity as a director or officer).

The following sets forth Committee memberships as of the date of this proxy statement:

Director	Audit Committee	Compensation Committee	Nominating Committee
Michael G. Jesselson (1)	X		X
Alan T. Kane		X
Janice E. Page	X	X	XX
J. Thomas Presby	XX		X
Gerald E. Wedren	X	XX	X
Larry M. Wolf		X	X

X = Member

XX = Committee Chair

(1)	Mr. Jesselson also serves as the Company’s Lead Independent Director

Audit Committee

The primary function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications, performance and independence of the independent registered public accounting firm, (3) the performance of the internal auditors, and (4) the Company’s compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met eleven times in Fiscal 2006.

The Board has determined that Mr. Presby and Mr. McMillan qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. Mr. Presby chairs the audit committees of five public companies in addition to that of the Company. The Board has determined that

Mr. Presby’s simultaneous service on six audit committees will not impair his ability to effectively serve on the Company’s Audit Committee.

Compensation Committee

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. The Compensation Committee reviews, recommends and approves salaries and other compensation of executive officers, administers the Company’s 1994 Stock Option Plan, 1999 Stock Incentive Plan and 2005 Stock Award and Incentive Plan and administers the Company’s Management Incentive Plan. The Compensation Committee met twenty-two times in Fiscal 2006.

Nominating Committee

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board, selection of nominees for election to the Board and other corporate governance matters. The Nominating Committee met eight times in Fiscal 2006. The Nominating Committee developed and reviews each year the Company’s Corporate Governance Guidelines, which were adopted by the Board and are available on our website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance.”

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company’s business, including issues of diversity and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. Candidates may come to the attention of the Committee from a variety of sources, including current Board members, stockholders, and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. The Nominating Committee retained the services of a search firm to assist in identifying and evaluating qualified director candidates. Mr Alan T. Kane, who was added to the Board to fill a vacancy in January 2007, and Mr. Cary D. McMillan, the first time nominee for election at the Annual Meeting, were each identified as candidates through the search firm.

The Committee will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•

such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 150 Thorn Hill Drive, Warrendale, PA 15086-4857, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

•	the nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and

•	the stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

Meetings of Non-Management and Independent Directors

The Board’s policy is to have the non-management directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). Additionally, the independent directors meet at least annually. During each meeting of the non-management or independent directors, the Lead Independent Director, Mr. Michael G. Jesselsen, will lead the discussion.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2006, the members of the Compensation Committee included Messrs. Wedren (Chairman), Kane, Jesselson, Presby and Wolf and Ms. Page with Messrs. Jesselson and Presby serving for only part of the year. None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

Communications with the Board

The Board provides a process for stockholders and interested parties to send communications to the non-management members of the Board. That process is described on the Company’s website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance, Board of Directors.”

Corporate Governance Information

The Company’s corporate governance materials, including our corporate governance guidelines, the charters of our audit, compensation, and nominating committees, and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller) and employees may be found under the links “About AE, AE Investment Info, Corporate Governance.” Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is also available upon written request.

EXECUTIVE OFFICERS

The following persons are executive officers of the Company. For information regarding officers who are also directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

Thomas A. DiDonato, age 48, has served the Company as Executive Vice President of Human Resources since July 2005. Prior to joining the Company, Mr. DiDonato served the H.J. Heinz Company as Chief People Officer from September 2004 to July 2005, as Vice President of Global Leadership and Development for the Heinz World Headquarters from December 2003 to September 2004 and prior thereto as Vice President of Human Resources for Heinz North America since July 2001. From 1997 to 2001, Mr. DiDonato served as Senior Vice President of Human Resources for Merck-Medco Managed Care LLC. Prior to that time, Mr. DiDonato held various vice president level positions with Pepsico from 1990 to 1997 and with Philip Morris Companies, Inc. from 1982 to 1990.

Joan Holstein Hilson, age 47, has served the Company as Executive Vice President, Chief Financial Officer, AE Brand, and Principal Financial Officer since April 2006. Prior thereto, Ms. Hilson served the Company as Senior Vice President, Finance since September 2005. Prior to joining the Company, Ms. Hilson held various positions at the Victoria’s Secret Stores division of Limited Brands, Inc., including Executive Vice President and Chief Financial Officer from July 2002 to September 2005, Vice President of Planning and Allocation from April 1997 to June 2002, Vice President of Finance from February 1996 to March 1997 and Vice President of Financial Planning from August 1995 to January 1996. Prior to that time, Ms. Hilson held various other management level positions with Limited Brands, Inc. from April 1993 to July 1995. Ms. Hilson held various finance management positions at Sterling Jewelers, Inc. from August 1985 to January 1993 and prior thereto she worked as a Certified Public Accountant at the accounting firm Coopers & Lybrand.

Joseph E. Kerin, age 61, has served the Company as Executive Vice President of Store Operations and Real Estate since March 2006 and prior thereto as Executive Vice President of Store Operations of the Company and its predecessors since January 1991. Prior to that time, he held various positions with the Company’s predecessors, including Senior Vice President-Store Operations from October 1987 to October 1988, Vice President-General Manager Store Operations from February 1979 to October 1987, General Manager Store Operations from November 1975 to February 1979, and Regional/District Manager of the Silverman’s Division from October 1972 to November 1975.

Susan P. McGalla, age 42, has served the Company as President and Chief Merchandising Officer, American Eagle Outfitters, Inc. since March 2007. Prior thereto, Ms. McGalla served as President and Chief Merchandising Officer, AE Brand from January 2005 to February 2007, as Executive Vice President and Chief Merchandising Officer from November 2003 to January 2005, as Executive Vice President, Merchandising from August 2002 to November 2003 and from November 1997 to August 2002, she served as Vice President, General Merchandise Manager-Women’s. Prior to that time, Ms. McGalla held various other positions with the Company, including Divisional Merchandise Manager-Women’s from June 1996 to November 1997 and Buyer-Women’s from June 1994 to June 1996. Prior to joining the Company, she held various merchandising/ management positions at Joseph Horne Company in Pittsburgh, Pennsylvania from June 1986 to June 1994.

LeAnn Nealz, age 50, has served the Company as Executive Vice President and Chief Design Officer since May 2004. Prior to joining the Company, Ms. Nealz served as Senior Vice President-Design of GapKids and babyGap from March 2002 to April 2004. From May 2000 to March 2002, she was a consultant for Esprit. From June 1997 to April 2000, Ms. Nealz was Vice President-Creative Director of Nine West Group Inc. and President, creator and owner of Le Havlin Piro. From 1996 to September 1997 she was one of the creators of Theory. From 1993 to 1996 Ms. Nealz acted as the Senior Vice President of Design and Marketing for Pepe Jeans. From 1989 to 1993 Ms. Nealz served as both men’s and women’s Senior Design Director at Banana Republic. Prior to that time, Ms. Nealz held several positions, including Design Director of CK Jeans and Calvin Klein Sport as well as the Creative Director for Guess Jeans.

Dennis R. Parodi, age 55, has served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, since February 2006. Prior thereto, Mr. Parodi served as Senior Vice President of Real Estate and Construction since May 2004 and as Vice President and Chief Operating Officer, New York Design Center, since March 2003. Prior to joining the Company, Mr. Parodi served as a consultant for Whelan’s International Corporation from January 2002 to March 2003. From February 1983 to December 2001, Mr. Parodi held various positions with GAP, Inc., including Executive Vice President-U.S. Stores & Global Operations from 1998 to 2001, Senior Vice President-Director of Stores from 1993 to 1998, Vice President-Eastern Zone from 1988 to 1993 and Regional Manager from 1983 to 1988.

Katherine J. Savitt, age 43, has served the Company as Executive Vice President and Chief Marketing Officer, American Eagle Outfitters, Inc. since March 2007. Prior thereto, Ms. Savitt served as Executive Vice President and Chief Marketing Officer, AE Brand from March 2006 to March 2007. Prior to joining the Company, Ms. Savitt served as Vice President of Strategic Communications, Content and Entertainment Initiatives of Amazon.com from December 2002 to February 2006. From October 1993 to October 2002, Ms. Savitt served as President and co-Founder of MWW/Savitt, an integrated marketing communications and public relations firm. From October 1990 to October 1993 she served as Senior Vice President of Sorenson Roberts and Hansen Advertising and Public Relations. Prior to that time she held several positions, including Senior Account Director at Arst Public Relations, Advertising Production Manager for Nintendo of America and Director of Corporate Communications for Mandelbaum, Wolf Wiskowski.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors or persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2006, with the exception of one late Form 4 filing by each of Mr. Markfield, Mr. Schottenstein and Ms. Geraldine Schottenstein, all reporting persons complied with applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (the “NEOs”). The NEOs include the Chief Executive Officer, President/Chief Merchandising Officer, Vice Chairman, Chief Marketing Officer, and Chief Financial Officer.

For Fiscal 2006, NEO compensation was driven by the Company’s outstanding financial results. As described herein, our EPS growth substantially exceeded targets, resulting in full vesting of all performance-based compensation. All performance awards were based on pre-established goals and discretion was not exercised to change those awards.

Role of Our Compensation Committee

Our Compensation Committee reviews, recommends and approves salaries and other compensation of named executive officers, administers the Company’s 1994 Stock Option Plan, 1999 Stock Incentive Plan and 2005 Stock Award and Incentive Plan and administers the Company’s Management Incentive Plan.

Role of Executive Officers in Compensation Decisions

Mr. O’Donnell, our Chief Executive Officer, annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each element of executive compensation for each NEO, excluding himself. Based in part on these recommendations and other considerations discussed below, the Compensation Committee reviews and approves, when appropriate the annual compensation package of our NEO’s.

Variations for NEOs with Employment Agreements

The three highest paid NEOs (Chief Executive Officer, President/Chief Merchandising Officer, and Vice Chairman) are employed pursuant to individual employment agreements. Because these agreements are separately negotiated with the Compensation Committee based on the individual NEO’s circumstances, the value of some of the compensation elements are above the range of our general plan design. However, the primary compensation elements are the same as those in our overall plan and align with our governing philosophy and objectives regarding executive compensation.

Compensation Program Objectives

The overall objective of our executive compensation program is to attract highly skilled, performance-oriented executives and to motivate them to achieve outstanding results through appropriate means. We focus on the following core principles in structuring an effective compensation program that meets our stated objective:

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Performance—We endeavor to align executive compensation with the achievement of operational and financial results and increases in shareholder value. Our compensation program includes significant performance based remuneration and is designed to ensure that our executives have a larger portion of their total compensation “at risk” based on company performance than our primary competitors. We believe this feature creates a meaningful incentive for outstanding performance and an effective retention tool. In addition, our program features a substantial equity component in order to align executive interests with the interests of our shareholders.

•

Competitiveness—We structure executive compensation to be competitive relative to a group of specialty retail peers. We target total compensation at approximately the 75th percentile of our peer group in recognition of our emphasis on performance based compensation, the size of the Company relative to the peer group, the setting of “stretch” growth and performance goals, and our aggressive business strategy.

•

Affordability—We design our compensation program to limit fixed costs and increase budget predictability by emphasizing variable, performance based compensation. In addition, we structure our incentive plans to maximize financial efficiency to shareholders by establishing programs that are usually tax deductible and by making performance based payments only to the extent that underlying performance supports the expense.

•	Simplicity—We have endeavored to create a simple, straight-forward compensation program; one that our associates and shareholders can easily understand.

Compensation Program Elements

Our executive compensation program is designed to place a large amount of pay at risk based on company performance for all executives. Our philosophy serves to cultivate a pay-for-performance environment. Our executive compensation plan design has five key elements:

•	Base Salary

•	Annual Incentive Bonus

•	Long-term Incentive Cash Plan (“LTICP”)

•	Restricted Stock (“RS”)

•	Non-Qualified Stock Options (“NSO”)

Three of the elements (Annual Incentive Bonus, Long-term Incentive Cash Plan, and Restricted Stock) are entirely “at risk” based on company performance and are subject to forfeiture if the Company does not achieve threshold performance goals. Company performance below threshold levels results in forfeiture of all elements of direct compensation other than base salary and Non-Qualified Stock Options. At threshold performance, the NEO’s total annual compensation declines by an average 45% relative to target performance.

We strategically allocate compensation between short-term and long-term components and between cash and equity in order to maximize executive performance and retention. While we endeavor to design compensation packages consistently for our executives, long-term compensation and equity awards comprise an increasingly larger proportion of total compensation as position level increases. The portion of total pay attributable to long-term incentive cash/equity compensation increases at successively higher levels of management, which ensures that executive compensation closely aligns with changes in shareholder value and achievement of performance objectives and that executives are held accountable for results relative to position level.

Base Salary

Base salary represents the annual salary paid to each executive. Salaries for our NEOs are generally targeted at the 75th percentile of our peer group for the reasons described earlier. We review base salaries in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year. Individual salaries range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential, leadership qualities and innovativeness.

Annual Incentive Bonus

We structure the Annual Incentive Bonus to encourage the achievement of above market annual performance targets and to recognize short-term company performance. The Annual Incentive Bonus helps to focus the executive team on key annual objectives and business drivers, which we believe will support growth of Company earnings per share (“EPS”), improvement in overall operations, and increases in shareholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level. This approach places a proportionately larger percentage of total annual pay at risk based on company performance for our executives relative to position level. The target award opportunity for our Chief Executive Officer is equal to 120% of base salary and the target award opportunities for our other NEOs range from 50% to 100% of base salary. Annual incentive bonus payouts fluctuate based upon Company EPS, with actual Annual Incentive Bonus payments ranging from zero at threshold performance, to 100% at target performance, to 200% if the Company achieves goals that are substantially above our business plan for the fiscal year. Refer to the Fiscal 2006 Performance Metrics section below for a description of the Fiscal 2006 Annual Incentive Bonus metrics.

Long-term Incentive Cash Plan

The Long-term Incentive Cash Plan is a performance based retention vehicle. The Company instituted the LTICP during the year ended January 28, 2006 (“Fiscal 2005”) and makes LTICP awards to the NEOs and to certain other executives who participate in the plan. Executives that do not participate in the LTICP receive the same long-term incentive/equity proportion of total compensation as similarly situated executives participating in the LTICP; however, their total long-term incentive/equity value is delivered entirely through Restricted Stock and Non-Qualified Stock Options and their total equity includes a relatively larger percentage of Restricted Stock and Non-Qualified Stock Options than a LTICP participant. Target award opportunities under the LTICP are equal to 50% of the participant’s Annual Incentive Bonus target opportunity. LTICP awards are contingent upon the achievement of pre-established annual EPS goals, which are described below.

Like the Annual Incentive Bonus plan, LTICP awards are contingent upon satisfaction of EPS targets. However, the performance goals in the LTICP are set below the goals in the Annual Incentive Bonus and

Restricted Stock program, each of which contains more aggressive performance requirements. The more modest goals in the LTICP support retention oriented objectives and help to mitigate the potential volatility in compensation opportunity that may result from the setting of more aggressive targets in the other variable compensation plans.

Actual LTICP awards range from zero for performance below the threshold EPS goal, to 25% of the targeted percentage amount at the threshold EPS goal, to 100% of the targeted percentage amount at the target EPS goal, to 200% of the targeted percentage amount if the Company achieves goals that are substantially above our business plan. Each year, upon achievement of stated goals, the Company defers LTICP awards (if any) into notional accounts. For Fiscal 2005 and Fiscal 2006, executives were able to direct the performance of their accounts from among twelve diversified funds. For the year ended February 2, 2008 (“Fiscal 2007”), the performance of all notional accounts will be based on a single diversified fund, selected by the Company. After a three year waiting period from a participant’s first award, the executive begins to receive an annual payout of one-third of their existing account balance. The payments are taxed at distribution to the executive. Upon separation of service (either voluntary or involuntary, excluding retirement), an executive forfeits all account balances in the LTICP. The Company pays all account balances in full upon an executive’s retirement.

Equity Awards

Equity compensation is designed to align executive compensation with short-term and long-term Company performance. The Company utilizes a combination of performance-based Restricted Stock awards and time-based Non-Qualified Stock Option grants to focus management on corporate performance, sustainable earnings growth and increases in shareholder value.

Restricted Stock: Restricted Stock awards represent approximately 40% of the value of an executive’s overall long-term incentive/equity, once the LTICP has been calculated. This value may vary depending on position level and eligibility for the LTICP. We determine the number of shares of Restricted Stock based on the overall dollar value of the award, adjusted for performance risk, divided by the closing price of our common stock on the grant date. We adjust the overall dollar value of the award for risk in order to take into account the inherent volatility of the specialty retail industry and the potential risk of forfeiture due to company performance.

Restricted Stock grants feature one-year performance based vesting. Restricted Stock vests upon achievement of pre-established annual EPS goals, which are described below. If threshold performance is not met, the award recipient forfeits all shares. An award recipient cannot earn more than 100% of target, and unlike the Annual Incentive Bonus and LTICP, above target performance does not result in receipt of additional shares of Restricted Stock.

The table below describes key features of our Restricted Stock award program:

	Timing	Grant Date / Grant Price	Approval
New Hires & Promotions	Awarded to all newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.

Award amounts are determined by our executive compensation team and presented to our Chief Executive Officer for review and approval based on delegation of authority from the Compensation Committee. If the fair market value of a new hire or promotion award exceeds $175,000, the Compensation Committee must approve the award.

Annual Award	Awarded to all active executives in the first quarter of each fiscal year.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock on the grant date is the grant price.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of the new fiscal year.

The CEO may exercise discretion in his recommendations to the Compensation Committee with regard to grants of Restricted Stock for all executives, including the NEOs, excluding himself. The CEO may recommend an increase or decrease to the annual Restricted Stock grant guideline for a given executive, based on individual performance. However, adjustments suggested by the CEO must not result in an expansion of the overall pool of grant value under any circumstances. In Fiscal 2006, the CEO recommended adjustments to target awards for some executives but not any of the NEOs. Compensation Committee approval of Restricted Stock awards is final and no changes are permitted after that approval.

Non-Qualified Stock Options: Non-Qualified Stock Options represent 60% of the value of an executive’s overall long-term incentive/equity, once the LTICP has been calculated. This value may vary depending on position level and eligibility for the LTICP. We determine the number of shares underlying each Option grant based on the overall value of the grant using a Black-Scholes option pricing model and the closing price of our common stock on the grant date. In no event will we grant Options at an exercise price below the fair market value of our common stock on the date of grant. Stock Option grants vest proportionally over three years with a seven year term from the grant date, assuming continued employment.

The table below describes key features of our Stock Option award program:

	Timing	Grant Date / Exercise Price	Approval
New Hires & Promotions First Fiscal Quarter (following the first Compensation Committee meeting of the fiscal year) through Third Fiscal Quarter	Awarded to all newly hired or promoted executives on the first business day of the fiscal quarter following hire / promotion.	The first business day of the following fiscal quarter is the grant date and the closing price on that date is the exercise price. In no event will we grant Options at an exercise price below the fair market value of our common stock on the date of grant.	Award amounts are determined by our executive compensation team and presented to our Chief Executive Officer for review and approval based on delegation of authority from the Compensation Committee. If the fair market value of a new hire or promotion award exceeds $175,000, the Compensation Committee must approve the award.

New Hires & Promotions Fourth Fiscal Quarter through First Fiscal Quarter (through the first Compensation Committee meeting of the fiscal year)	Awarded to all newly hired or promoted executives; timed with the annual award in the first quarter of each fiscal year.	The date of the first regularly scheduled meeting of the Compensation Committee for the fiscal year is used as the grant date and the closing price on that date is the exercise price. In no event will we grant Options at an exercise price below the fair market value of our common stock on the date of grant.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of the new fiscal year.

Annual Award	Awarded to all active executives in the first quarter of each fiscal year.	The date of the first regularly scheduled meeting of the Compensation Committee for the fiscal year is used as the grant date and the closing price on that date is the exercise price. In no event will we grant Options at an exercise price below the fair market value of our common stock on the date of grant.

The CEO may exercise discretion in his recommendations to the Compensation Committee with regard to grants of Non-Qualified Stock Options for all executives, including the NEOs, excluding himself. The CEO may recommend an increase or decrease to the annual Non-Qualified Stock Option grant guideline for a given executive, based on individual performance. However, adjustments suggested by the CEO must not result in an expansion of the overall pool of grant value under any circumstances. In Fiscal 2006, the CEO recommended adjustments to target awards for some executives but not any of the NEOs. Compensation Committee approval of Non-Qualified Stock Option awards is final and no changes are permitted after that approval.

Delegation of Authority: The Compensation Committee delegates authority to the CEO to grant Restricted Stock and/or Non-Qualified Stock Options awards for internal promotions and new hires, subject to an overall dollar value for each award and for all awards in total. For Fiscal 2006, this delegation authority was limited to awards to individuals that totaled less than $175,000 in fair market value and for all awards not to exceed $2 million in value. No authority is delegated for awards to NEOs.

Executive Perquisites

Executive perquisites are not a significant component of our executive compensation program. We limit the use of perquisites among our eligible executives.

Fiscal 2006 Performance Metrics

In the interest of simplicity and focus, for Fiscal 2006, the Compensation Committee chose a single performance metric, EPS (including stock option expense), to develop targets for awarding performance-based compensation. Annual Incentive Bonus, Long-Term Incentive Cash Plan and Restricted Stock awards are all contingent upon the achievement of specific EPS goals. The Compensation Committee has chosen EPS as the key performance metric because it reflects the Company’s success in growing the business and driving sustained increases in profit. We believe that EPS reflects all key financial and operational performance objectives, while maintaining simplicity in the design and execution of our executive compensation program. Moreover, we believe that EPS targets encourage management to focus on all aspects of performance, including both top line growth in revenue and bottom line results.

Our Compensation Committee establishes performance goals at the beginning of each fiscal year based on a variety of factors, such as internal budget, investor expectations, peer company results, prior year Company performance, upcoming fiscal year business plan, and strategic initiatives. The Compensation Committee sets threshold, target and maximum performance levels. For Fiscal 2006, the Compensation Committee established the following EPS goals, measuring EPS growth against prior year realized EPS:

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For Annual Incentive Bonus and Restricted Stock awards: $1.26 at Threshold (reflecting 0% growth), $1.45 at Target (reflecting 15% growth) and $1.57 at Maximum (reflecting 25% growth). *Values are split-adjusted

•	For the LTICP awards: $1.26 at Threshold (reflecting 0% growth), $1.39 at Target (reflecting 10% growth) and $1.51 at Maximum (reflecting 20% growth). *Values are split-adjusted

A 15% EPS growth target aligns with our business strategy and our status as a growth company. Moreover, the 15% EPS growth target established at the beginning of Fiscal 2006 exceeded the then general analyst consensus for the Company of 7% growth.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating our compensation program. We consider three key factors in choosing the companies that comprise our peer group:

•	Talent—Companies with which we compete for executive-level talent.

•	Size—Companies within the specialty retail industry with comparable revenue.

•	Comparability—Companies with which we compete for consumers and investors.

For Fiscal 2006, the Company chose a peer group of specialty retailers consisting of the following component companies:

•	Abercrombie & Fitch Co. (ANF)

•	Aeropostale, Inc. (ARO)

•	AnnTaylor Stores Corp. (ANN)

•	Chico’s FAS, Inc. (CHS)

•	Childrens Place Retail Stores Inc. (PLCE)

•	Coach, Inc. (COH)

•	Coldwater Creek Inc. (CWTR)

•	Gap, Inc. (GPS)

•	Hot Topic, Inc. (HOTT)

•	J. Crew Group, Inc. (JCG)

•	Limited Brands, Inc. (LTD)

•	New York & Company, Inc. (NWY)

•	Pacific Sunwear of California Inc. (PSUN)

•	Quiksilver, Inc. (ZQK)

•	Talbots, Inc. (TLB)

•	Urban Outfitters, Inc. (URBN)

We target total compensation at approximately the 75th percentile of our peer group as described earlier. We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee reviews and approves the recommended peer group changes as necessary.

Timing of Equity Awards

Although the Company does not have a formal policy surrounding the timing of equity awards and the release of material, non-public information, the Company does utilize a consistent approach to selecting both the grant dates and the terms of equity awards. The Company makes annual equity grants in the first quarter of the fiscal year. The 2006 grant date coincided with the Compensation Committee meeting date during which earnings were certified for the prior fiscal year. Traditionally, new hire grants have coincided with the executive’s first day of service and promotional grants have coincided with the effective date of the promotion. Effective for the fourth quarter of Fiscal 2006, the Company implemented a new approach for Non-Qualified Stock Option awards as described earlier.

Severance and Change of Control Payments

Some of our NEOs are entitled to receive severance payments and other benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with the Company under specified circumstances. These arrangements provide essential protections to both the executive and the Company. Agreements providing for severance and change of control payments assist the Company in attracting and retaining qualified executives that could have other job alternatives. At the same time, the applicable agreements preserve valuable Company assets by imposing upon the executives non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants. For a description and quantification of these severance and change of control benefits, please see the section entitled “Post-Employment Compensation.”

Role of Compensation Consultants

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Committee. In accordance with this authority, the Committee engaged the services of The Hay Group, Inc. at the beginning of Fiscal 2006. In October 2006 the Compensation Committee changed consultants and engaged the services of Watson Wyatt & Company as its primary independent outside compensation consultant to advise the committee on all executive compensation matters, including Chief Executive Officer compensation. The independent compensation consultant does not advise the

Company’s management and only works with management with the express permission of the Compensation Committee. Representatives of our compensation consultants attended a majority of the Compensation Committee meetings in Fiscal 2006. Watson Wyatt & Company does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide calculations, recommendations or other market data.

Our executive compensation management team engages its own consultant; Frederic W. Cook & Co., Inc. which is independent of the consultant engaged by the Compensation Committee, to assist in carrying out its duties. Our executive compensation team works with a compensation consultant to make informed decisions on executive compensation plan design and execution. Team members work together to ensure that executive compensation decisions align with the marketplace and the Company’s overall compensation objectives. After our executive compensation team has fully developed a compensation plan design or design change, our Chief Executive Officer reviews the proposal following which the Compensation Committee considers the proposal for final approval. Management engages the Hay Group, Inc. as needed to provide market data and analysis.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s Chief Executive Officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be non-deductible as a result of Section 162(m).

Additionally, Section 409A of the Internal Revenue Code governs our ability to establish the time and form of payment under our nonqualified deferred compensation arrangements. We believe that we have been operating our nonqualified deferred compensation arrangements in good faith compliance with Section 409A and the guidance available thereunder in effect since January 1, 2005.

Compensation Committee Report

The following members of the Compensation Committee, each of which is an independent director, reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Gerald E. Wedren, Chair

Alan T. Kane

Janice E. Page

Larry M. Wolf

EXECUTIVE OFFICER COMPENSATION

General

The following table summarizes the compensation for the fiscal year ended February 3, 2007 of the Company’s Principal Executive Officer, Principal Financial Officer, and three other most highly compensated executive officers ranked by their total compensation as listed in the table below.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Base Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
	(1)		(2)	(3)	(4)	(5)
James V. O’Donnell	2006	$1,019,231	$5,339,469	$5,155,433	$3,741,372	$24,835	$15,280,340
Principal Executive Officer

Roger S. Markfield	2006	$580,962	$3,666,663	$776,059	$1,816,681	$19,172	$6,859,537
Vice Chairman

Susan P. McGalla	2006	$866,346	$1,197,489	$815,092	$2,384,744	$22,980	$5,286,651
President and Chief Merchandising Officer, AE Brand

Kathy J. Savitt	2006	$542,308	$740,433	$193,512	$1,260,000	$1,359,253	$4,095,506
EVP and Chief Marketing Officer, AE Brand

Joan Holstein Hilson (6)	2006	$468,846	$394,573	$161,688	$703,001	$273,117	$2,001,225
Principal Financial Officer

(1)	2006 refers to the fifty-three week period ended February 3, 2007.

(2)	The value of the restricted stock included in the Summary Compensation Table, including both time and performance based awards, is based on the compensation cost for financial reporting purposes for the fiscal year under Statement of Financial Accounting Standard 123(R) (“SFAS 123(R)”). Dividends are payable on vested and unvested restricted stock awards when dividends are paid on common stock, if applicable. The right to receive these dividends was factored into the grant date fair value of the awards; therefore dividends paid on the awards are not presented in the Summary Compensation Table.

(3)	The value of option awards included in the Summary Compensation Table is based on the compensation cost for financial reporting purposes for the fiscal year under SFAS 123(R) and are valued using the Black-Scholes option pricing model. Additional information regarding this model is available in Note 3 of the Consolidated Financial Statements contained in the Company’s Fiscal 2006 Annual Report on Form 10-K.

(4)	Includes annual incentive bonus, LTICP awards and investment gains on LTICP accounts earned during Fiscal 2006. Amounts included in the table above attributed to LTICP account investment gains were: Mr. O’Donnell, $141,372; Mr. Markfield, $106,681; Ms. McGalla, $89,744; and Ms. Hilson, $13,001.

(5)	All other compensation includes the following:

	Mr. O’Donnell	Mr. Markfield	Ms. McGalla	Ms. Savitt	Ms. Hilson
Relocation expense	$0	$0	$0	$1,301,019	$228,322
Tax gross up for relocation expense	—	—	—	48,481	37,232
Car benefit	5,466	—	10,200	8,250	—
Tax gross up for car benefit	3,147	—	1,780	1,503	—
Employer 401(k) contribution	6,600	6,600	6,600	—	1,315
Employer 401(k) profit sharing contribution	4,400	4,400	4,400	—	4,400
Employer deferred compensation contribution	—	3,300	—	—	1,848
Club membership	5,222	4,872	—	—	—

Total:	$24,835	$19,172	$22,980	$1,359,253	$273,117

(6)	Ms. Hilson deferred $9,600 of her salary earned during Fiscal 2006.

Grants of Plan-Based Awards

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James V. O’Donnell	(1)	N/A	$—	$1,200,000	$2,400,000	—	—	—	—	—	—	—
	(2)	N/A	$150,000	$600,000	$1,200,000	—	—	—	—	—	—	—
	(3)	3/16/06	$—	$—	$—	—	300,000	—	—	—	—	$5,847,990
	(4)	12/28/06	$—	$—	$—	—	—	—	—	442,308	$31.05	$4,945,492

Roger S. Markfield	(1)	N/A	$—	$570,000	$1,140,000	—	—	—	—	—	—	—
	(2)	N/A	$71,250	$285,000	$570,000	—	—	—	—	—	—	—
	(3)	2/28/06	$—	$—	$—	—	235,570	—	—	—	—	$3,999,979

Susan P. McGalla	(1)	N/A	$—	$765,000	$1,530,000	—	—	—	—	—	—	—
	(2)	N/A	$95,625	$382,500	$765,000	—	—	—	—	—	—	—
	(3)	2/28/06	$—	$—	$—	—	56,136	—	—	—	—	$953,189
	(3)	3/22/06	$—	$—	$—	—	18,900	—	—	—	—	$354,564
	(4)	3/22/06	$—	$—	$—	—	—	—	—	45,000	$18.78	$318,603

Kathy J. Savitt	(1)	N/A	$—	$420,000	$840,000	—	—	—	—	—	—	—
	(2)	N/A	$52,500	$210,000	$420,000	—	—	—	—	—	—	—
	(3)	3/14/06	$—	$—	$—	—	27,000	—	—	—	—	$529,200
	(4)	3/14/06	$—	$—	$—	—	—	—	—	87,900	$19.60	$649,511
	(5)	3/14/06	$—	$—	$—	—	—	—	45,000	—	—	$882,000

Joan Holstein Hilson	(1)	N/A	$—	$230,000	$460,000	—	—	—	—	—	—	—
	(2)	N/A	$28,750	$115,000	$230,000	—	—	—	—	—	—	—
	(3)	2/28/06	$—	$—	$—	—	25,350	—	—	—	—	$430,443
	(4)	2/28/06	$—	$—	$—	—	—	—	—	82,500	$16.98	$528,120

(1)	Amount represents annual incentive cash bonus under the Company’s Management Incentive Plan (the “Bonus Plan”). The Compensation Committee established individual annual bonus targets under the Bonus Plan as a percentage of the respective participant’s base salary, with the actual bonus payment ranging from zero at threshold, to 100% at target and 200% if the outstanding goals are achieved for Fiscal 2006 (the “EPS Goals”). On March 6, 2007, the Compensation Committee certified that the Company achieved its outstanding level of EPS goals, resulting in the maximum payout of the awards above.

(2)	Amount represents the LTICP bonus under the Company’s Bonus Plan. The Compensation Committee established individual LTICP bonus targets under the Bonus Plan as a percentage of the respective participant’s base salary, with the actual bonus amounts ranging from zero below the threshold LTICP EPS Goal, to 25% of the targeted percentage amount at the threshold LTICP EPS Goal, 100% at the target LTICP EPS Goal and 200% if the outstanding LTICP EPS Goal was achieved or exceeded for Fiscal 2006. On March 6, 2007, the Compensation Committee certified that the Company achieved its outstanding level of LTICP EPS goals, resulting in the maximum LTICP bonuses being credited to an LTI account for each executive.

(3)	Amount represents a grant of shares of performance-based Restricted Stock under the Company’s 2005 Stock Award and Incentive Plan. On March 6, 2007, the Compensation Committee certified that this award vested based on achievement of the Company’s restricted stock EPS goals which ranged from 0% of the shares at threshold to 100% at target.

(4)	Amount represents a grant of stock options under the Company’s 2005 Stock Award and Incentive Plan which are exercisable at the fair market value on the grant date and vest over three years.

(5)	Amount represents a grant of shares of time-based restricted stock under the Company’s 2005 Stock Award and Incentive Plan effective upon her employment with the Company. The shares vest proportionally over three years beginning one year from her start date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
James V. O’Donnell	817,200	—	—	$8.76	12/4/10	—	—	—	—
	900,000	—	—	$4.68	3/4/13	—	—	—	—
	—	442,308	—	$31.05	12/28/13	—	—	—	—
	—	—	—	—	—	—	—	300,000	$9,684,000

Roger S. Markfield	1,383,991	—	—	$7.22	8/10/09	—	—	—	—
	900,000	—	—	$8.12	4/15/12	—	—	—	—
	450,000	—	—	$4.68	3/4/13	—	—	—	—
	100,000	200,000	—	$17.78	5/16/15	—	—	—	—
	—	—	—	—	—	—	—	235,570	$7,604,200

Susan P. McGalla	—	45,000	—	$18.78	3/22/13	—	—	—	—
	200,000	100,000	—	$17.78	5/16/15	—	—	—	—
	—	—	—	—	—	—	—	75,036	$2,422,162

Kathy J. Savitt	—	87,900	—	$19.60	3/14/13	—	—	—	—
	—	—	—	—	—	45,000	$1,452,600	—	—
	—	—	—	—	—	—	—	27,000	$871,560

Joan Holstein Hilson	—	82,500	—	$16.98	2/28/13	—	—	—	—
	—	—	—	—	—	—	—	25,350	$818,298

(1)	Amount represents a grant of shares of performance-based Restricted Stock under the Company’s 2005 Stock Award and Incentive Plan. On March 6, 2007, the Compensation Committee certified that this award vested based on achievement of the Company’s restricted stock EPS goals which ranged from 0% of the shares at threshold to 100% at target.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
James V. O’Donnell	—	—	300,000	$5,094,000
Roger S. Markfield	404,256	$9,056,244	150,000	$2,547,000
Susan P. McGalla	116,631	$2,363,904	56,136	$953,189
Kathy J. Savitt	—	—	—	—
Joan Holstein Hilson	—	—	10,500	$178,290

(1)	The shares of performance based restricted stock granted in Fiscal 2005 vested on February 28, 2006 upon certification from the Compensation Committee that the Company met certain EPS performance goals. The value realized on vesting related to these awards is based on the fair market value at February 28, 2006 of $16.98.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James V. O’Donnell (1)	$14,000	—	$171	—	$14,171
Roger S. Markfield (2)	$962,499	$3,300	$199,368	—	$2,406,503
Susan P. McGalla	—	—	—	—	—
Kathy J. Savitt	—	—	—	—	—
Joan Holstein Hilson (3)	$9,600	$1,848	$1,274	—	$12,722

(1)	Mr. O’Donnell is deferring a total of $350,000 in calendar 2007 pursuant to the terms of his employment agreement.

(2)	Mr. Markfield deferred 50% of his Fiscal 2005 cash incentive compensation in accordance with the Company’s deferred compensation program.

(3)	Ms. Hilson deferred $9,600 of her salary earned during Fiscal 2006 in accordance with the Company’s deferred compensation program.

Post-Employment Compensation

During Fiscal 2006, Mr. O’Donnell was employed pursuant to an employment agreement dated December 30, 2003, which expired on February 3, 2007. On December 28, 2006, Mr. O’Donnell entered into a new employment agreement with the Company. Pursuant to the Agreement, Mr. O’Donnell will continue to serve as the Company’s Chief Executive Officer through the fiscal year ending January 30, 2010 (“Fiscal 2009”) and as a non-executive employee through January 29, 2011 (“Fiscal 2010”). This agreement provides for a retirement benefit upon its expiration equal to the greater of (a) $2,200,000, or (b) Mr. O’Donnell’s total cash compensation (base salary plus annual cash incentive bonus, which is limited to target bonus for purposes of the calculation) for the highest compensated fiscal year of the prior six fiscal years. The retirement benefit is payable by the Company over five years after the expiration of the agreement’s term in Fiscal 2010. If the Company were to achieve its annual cash bonus EPS goals in each year of the agreement, the retirement benefit payable would be $3,600,000. Additionally, in the event of a non-cause termination by the Company before January 29, 2011, the agreement provides for severance payments equal to one year of base salary payable in a lump sum within 30 days of termination, the retirement benefit, payable in a lump sum within 30 days of termination; any incentive bonus that would have been paid to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though he was not employed for the entire fiscal year; outstanding stock options shall vest and shall be exercisable for one year after the date of termination; restricted stock awards outstanding at the time of the termination and not previously forfeited shall vest to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though he was not employed for the entire fiscal year; and payment of his LTICP account in a lump sum payment within 30 days of the date of termination.

Mr. Markfield was employed in Fiscal 2006 pursuant to an employment agreement dated May 16, 2005. The agreement had an initial term through February 3, 2007 and continued for an additional term of five fiscal years ending January 28, 2012 (the “Renewal Term”), subject to earlier termination by either party. Under this agreement, Mr. Markfield served as President of the Company through Fiscal 2005, as Vice Chairman through Fiscal 2006, and as an advisor to the Company through the Renewal Term. The agreement provides for a fixed salary of $1,343,000 payable by the Company for each year during the Renewal Term. Additionally, during the Renewal Term Mr. Markfield continues to be entitled to participate in the Company’s benefit plans to the same extent as other executives of Company, provided, however if Mr. Markfield does not qualify to participate in the health insurance program, the Company will provide coverage for Mr. Markfield and his spouse during the Renewal Term. On March 21, 2007, the Company entered into a new employment agreement with Mr. Markfield. The new agreement changes the payment terms, but not the amount, for his salary during Fiscal 2007 by providing for the accumulation of the first six months of salary to be paid in a lump sum in August,

2007. The new agreement also adds paragraph 7.11 relating to Internal Revenue Code Section 409A. Otherwise, the new agreement is the same as the old agreement, dated May 16, 2005.

Ms. McGalla was employed in Fiscal 2006 pursuant to an employment agreement dated January 30, 2005. The agreement has a term that ended February 3, 2007. It provided for severance payments equal to one year of base salary and continued medical coverage in the event of a non-cause termination by the Company. Additionally, if Ms. McGalla had been employed during the full fiscal year prior to the date of termination, the Company will pay Ms. McGalla any annual incentive bonus declared, but unpaid under the Bonus Plan. If Ms. McGalla had been employed at least six full months during the fiscal year in which her employment is terminated, then any restricted stock awards outstanding at the time of the termination and not previously forfeited will vest to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred. The Company entered into a new employment agreement with Ms. McGalla on March 1, 2007, pursuant to which Ms. McGalla is employed as President and Chief Merchandising Officer of the Company through January 31, 2009. In the event of termination of the agreement by the Company under certain circumstances, Ms. McGalla will receive the following:

•	Severance in the form of one year’s base salary, ceasing if she accepts or performs comparable employment;

•	Any annual incentive cash bonus declared but unpaid if she has been employed the full fiscal year;

•	Continued medical coverage or payment of her COBRA premiums for one year, ceasing if she become eligible for similar coverage under another benefit plan; and

•

Vesting of any restricted stock awards outstanding at the time of termination to the extent that the performance goals are met for the fiscal year, if she is actively employed at least six full months during the fiscal year.

Ms. Savitt is employed pursuant to an employment letter dated January 3, 2006. In the event of a non-cause termination by the Company, this letter provides for severance payments equal to one year of base salary. Additionally, a target annual incentive compensation bonus, conditioned upon the Company’s performance goals actually being achieved and certified by the Compensation Committee will be paid, provided, however, if the goals are not achieved, an incentive bonus in an amount equal to six months of base salary will be paid.

Ms. Hilson is employed pursuant to an employment letter dated July 18, 2005. It provides for severance payments equal to up to one year of base salary in the form of salary continuation if the Company elects to enforce a non-compete covenant.

EQUITY COMPENSATION PLAN TABLE

The following table sets forth additional information as of the end of our last fiscal year on February 3, 2007, about shares of the Company’s common stock that may be issued upon the exercise of options and other rights under the Company’s existing equity compensation plans and arrangements, divided between plans approved by the Company’s stockholders and plans or arrangements not submitted to the Company’s stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Column (a)	Column (b)	Column (c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (1)(2)
Equity compensation plans approved by stockholders (3)	12,209,342	$11.24	14,471,674
Equity compensation plans not approved by stockholders	—	—	—

Total	12,209,342	$11.24	14,471,674

(1)	At April 7, 2007, the number of shares to be issued upon exercise of outstanding options was 14,077,764 with a weighted average exercise price of $14.22 per share and a weighted average remaining contractual life of 5.76 years. Additionally, there were 760,427 shares of performance based and time based restricted stock to be issued upon vesting, resulting in a total of 14,838,191 shares to be issued. As of April 7, 2007, there were 11,590,528 shares available for issuance under the 2005 Stock Award and Incentive Plan.

(2)	Of the 14,471,674 securities remaining available for issuance under equity compensation plans, 9,495,536 are available for stock options, stock appreciation rights, dividend equivalents, performance awards or other non-full value stock awards, and 4,976,138 are available for restricted stock awards, restricted stock units or other full value stock awards.

(3)	Equity compensation plans approved by stockholders include the 1994 Stock Option Plan, the 1999 Stock Incentive Plan and the 2005 Stock Award and Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a Related Party Transaction Policy (the “Policy”) to allow the Company to identify, document and properly disclose related party transactions. The Policy applies to all associates who have authority to enter into commitments on behalf of the Company. Per the Policy, a related party transaction is any transaction to which the Company or any of its subsidiaries is a party and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if an associate or a member of an associate’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies the Company, or if a member of an associate’s immediate family is employed by AE, it is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, Director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, the Company’s General Counsel and either the Chief Financial Officer or Chief Accounting Officer. Each quarter, the Company’s Directors and associates who have authority to enter into commitments on behalf of the Company are required to provide a certification regarding the existence of any related party transactions that they have knowledge of and which have not been fully and accurately disclosed in the Company’s filings with the Securities and Exchange Commission.

During Fiscal 2004, we entered into an employment agreement with Charles Chupein, son-in-law of James V. O’Donnell. Mr. Chupein’s employment as Vice President and Chief Operating Officer of MARTIN + OSA began on February 14, 2005. During Fiscal 2006, Mr. Chupein received an annual salary of $275,000. He was granted 15,150 stock options with an exercise price of $16.98 on February 28, 2006. Additionally, based on the achievement of Fiscal 2006 performance goals, Mr. Chupein received an annual cash bonus of $110,000, a LTICP award of $110,000 and 4,650 shares of performance based restricted stock became fully vested on March 6, 2007. For Fiscal 2007, Mr. Chupein will receive an annual salary of $290,000. Additionally, he will be eligible to receive an annual cash bonus of $116,000 and a LTICP award of $116,000 with the payments contingent on performance goals. Mr. Chupein was also granted 8,887 stock options with an exercise price of $29.83 on March 6, 2007 and is eligible to receive up to 2,852 shares of performance based restricted stock. Mr. Chupein also participates in various compensation and employee benefits plans or arrangements on the same basis as other employees in comparable positions.

The Company engages independent relocation companies (a “provider”) to provide certain relocation and related services for eligible employees. The relocation benefits vary based on the level of the employee. For executive officers, the Company’s relocation program may include a guaranteed purchase offer provision for the employee’s pre-move residence under which the provider offers to purchase the employee’s residence at a price based on independent appraisals of the property or the price offered by a third-party buyer. Amounts includable in the employee’s income under the relocation program are grossed up by the Company to pay the employee’s income taxes on those amounts.

Pursuant to such an arrangement, in January 2006, a provider purchased Ms. Savitt’s former residence at a purchase price determined by independent appraisals of the property. The provider paid Ms. Savitt the purchase price and assumed all expenses associated with ownership of the property. The Company is reimbursing the provider for all expenses, including the anticipated loss from the resale of the residence to a third-party buyer, together with the fees and interest paid to the provider in connection with this arrangement. During Fiscal 2006, the Company paid or accrued $1,349,500 in connection with the relocation of Ms. Savitt, and anticipates paying an additional amount currently estimated at $145,000 in Fiscal 2007.

Also pursuant to such an arrangement, in August 2006, a provider purchased Ms. Hilson’s former residence at a purchase price determined by independent appraisals of the property. The provider paid Ms. Hilson the purchase price and assumed all expenses associated with ownership of the property. The Company is reimbursing the provider for all expenses, including the anticipated loss from the resale of the residence to a third-party buyer, together with the fees and interest paid to the provider in connection with this arrangement. During Fiscal 2006, the Company paid or accrued $265,554 in connection with the relocation of Ms. Hilson.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

Background

The Board of Directors has recommended an amendment to the Company’s Certificate of Incorporation to increase the aggregate number of shares of authorized common stock from 250,000,000 to 750,000,000 (the “Amendment”) and has directed that the Amendment be submitted for approval to stockholders at the Annual Meeting.

The Certificate of Incorporation presently authorizes the issuance of 250,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Amendment would increase the authorized number of shares of common stock to 750,000,000. No change is proposed in the number of authorized shares of preferred stock.

Proposed Amendment

If the Amendment is approved, the text of paragraph (a) of Article Fourth of the Certificate of incorporation would read in its entirety as follows:

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seven Hundred Fifty-five Million (755,000,000) shares, consisting of 750,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

General Effect of Proposed Amendment and Reasons for Approval

Of our 250,000,000 authorized shares of common stock, 220,315,491 were outstanding as of April 16, 2007, and after taking into account shares underlying outstanding stock options and the reservation of shares for issuance under our equity-based compensation plans, approximately 4,000,000 of the 250,000,000 shares authorized in the Certificate of Incorporation remain available for issuance.

The Board of Directors believes the Amendment is advisable in order to maintain our financing and capital-raising flexibility, to facilitate future stock splits, to have sufficient shares available for acquisitions, and other corporate purposes, and to generally maintain our flexibility in today’s competitive, fast-changing environment. There are no present agreements, understandings or plans to issue any of the additional shares that would be authorized by the Amendment.

Adoption of the Amendment would enable the Board from time to time to issue additional shares of common stock for such purposes and such consideration as the Board may approve without further approval of our stockholders, except as may be required by law or the rules of any national securities exchange on which the shares of common stock are at the time listed. New York Stock Exchange rules require stockholder approval to issue common stock under certain circumstances including when the number of shares to be issued equals or exceeds 20% of the voting power outstanding (currently, issuance of more than 44,063,098 shares of common stock). As is true for shares presently authorized and unissued, the future issuance of common stock authorized by the Amendment may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of common stock.

There are no preemptive rights with respect to shares of common stock. The additional authorized shares of common stock would have the identical powers, preferences and rights as the shares now authorized, including the right to cast one vote per share and to receive dividends, if any. Under Delaware law, stockholders will not have any dissenters’ or appraisal rights in connection with the Amendment. If the Amendment is approved by stockholders, it will become effective upon executing, acknowledging and filing a Certificate of Amendment required by the General Corporation Law of Delaware.

While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, the Board does not intend or view the increase in authorized common stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type.

The Board of Directors recommends a vote FOR the amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report for the year ended February 3, 2007 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm, its independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 3, 2007 for filing with the Securities and Exchange Commission.

J. Thomas Presby, Audit Committee Chair

Michael G. Jesselson, Audit Committee Member

Janice E. Page, Audit Committee Member

Gerald E. Wedren, Audit Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2006, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended February 3, 2007.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2006	Fiscal 2005
Audit Fees	$979,369	$942,649
Audit-Related Fees	4,000	3,000
Tax Fees	66,030	—
All Other Fees	—	—

Total Fees	$1,049,399	$945,649

“Audit Fees” include fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for accounting research software. “Tax Fees” primarily include fees billed related to federal income tax examination assistance and a state income tax review.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimus exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

ADDITIONAL INFORMATION

In accordance with notices sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing, postage and administrative expenses.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request directed to the Corporate Secretary of the Company, at 150 Thorn Hill Drive, Warrendale, Pennsylvania 15086-7528, (724) 776-4857. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another Company stockholder and wish to have your future proxy statements and annual reports householded, please contact the Corporate Secretary of the Company at the above address or telephone number.

The Company’s Annual Report for Fiscal 2006, including financial statements, was furnished to stockholders prior to or concurrently with the mailing of this Proxy Statement. Extra copies of the Annual Report, which includes the Company’s Report on Form 10-K to the Securities and Exchange Commission, are available without charge upon request, directed to Judy Meehan, Senior Director of Investor Relations of the Company, at 150 Thorn Hill Drive, Warrendale, Pennsylvania 15086-7528, (724) 776-4857.

PLEASE DETACH PROXY CARD HERE

PROXY

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Joan Holstein Hilson and Neil Bulman, Jr., or either of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York on Tuesday, June 12, 2007 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

1. Proposal One. Election of Directors JON P. DIAMOND, ALAN T. KANE, CARY D. MCMILLAN AND JAMES V. O’DONNELL	FOR all Class III nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees

2.   Proposal Two. Amend the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock from 250 million to 750 million.

3.   Proposal Three. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008.

				FOR ☐	AGAINST ☐	ABSTAIN ☐
	☐	☐		☐	☐	☐

4. In their discretion to vote upon such other matters as may properly come before the meeting.

(Instructions: Do not check “WITHHOLD AUTHORITY” to vote for only certain individual nominees. To withhold authority to vote for any individual nominee,

strike a line through the nominee’s name above and check “FOR”.)

(Continued, and to be dated and signed, on the other side)

PLEASE DETACH PROXY CARD HERE

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

Please sign and date this Proxy below and return in the

enclosed envelope.

DATE: ________________________________, 2007

__________________________________________

(Signature)

__________________________________________

(Signature of joint owner)

Signature(s) must agree with the name(s) printed on this

proxy. If signing as attorney, executor, administrator,

trustee or guardian, please give your full title as such.

This proxy is solicited on behalf of the Board of Directors.